Exhibit 99.1

Blueknight Announces Sale of Three Asphalt Terminals to Ergon, Amends Credit Facility and Completes Oklahoma Pipeline Repair

OKLAHOMA CITY - June 29, 2018 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP) announced today that it has entered into an Asset Purchase Agreement (“Purchase Agreement”) with Ergon Asphalt & Emulsions, Inc. (“Ergon A&E”) to sell three asphalt terminals located in Lubbock and Saginaw, Texas and Memphis, Tennessee to Ergon A&E for a purchase price of $90.0 million in cash (the “Asset Sale”). Net proceeds from the Asset Sale will be used to reduce outstanding indebtedness under BKEP’s credit facility. The transaction is subject to normal closing conditions and regulatory approval and is expected to close upon the expiration or earlier termination of the HSR waiting period.

Ergon A&E is an affiliate of Ergon, Inc. (“Ergon”), which indirectly owns (i) 100% of Blueknight Energy Partners G.P., L.L.C., the general partner (the “General Partner”) of the Partnership and (ii) 27.5% of the limited partnership interests in the Partnership. Accordingly, the Conflicts Committee of the Board of Directors of the General Partner reviewed and evaluated the Purchase Agreement to determine whether to grant special approval of the Purchase Agreement and the Asset Sale. The Conflicts Committee retained independent legal and financial advisors, Potter Anderson & Corroon LLP and Evercore, respectively, to assist with the evaluation of the terms of the Purchase Agreement and Asset Sale. The Conflicts Committee unanimously approved the Purchase Agreement and the Asset Sale.

In addition, BKEP amended its credit facility to, among other things, (i) permit the Asset Sale, (ii) permit BKEP to make up to a $55.0 million investment in the previously announced Cimarron Express joint venture, (iii) reduce commitments under the credit facility from $450.0 million to $400.0 million, (iv) limit distributions by the Partnership to $10.7 million per quarter until December 31, 2019, and (v) provide financial covenant relief, all subject to the terms and conditions of the credit facility amendment.

Additional information regarding the Asset Sale and the amended credit facility will be contained in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission on June 29, 2018.

Comments from BKEP CEO Mark Hurley:

“These transactions and actions we are announcing today represent the culmination of the plan outlined in our first quarter earnings conference call. We are committed to taking the steps necessary to better position BKEP for future growth. The sale, along with an anticipated 30% reduction in the cash distributions to our common unitholders, decreases leverage and provides additional financial flexibility. We are encouraged by the recent strengthening of crude oil commodity prices, which has correlated to increased opportunities for crude oil transportation even though crude oil storage remains challenged. In fact, the now completed restoration of service to our previously out-of-service pipeline in Oklahoma, has nearly doubled our pipeline capacity. Demand exists, and we are aggressively pursuing volume in the area with the expectation that we will begin transporting in July. The repaired pipeline will primarily transport lighter crude oils to Cushing that are dominant in the south-central part of Oklahoma, which includes the active SCOOP and Merge regions.”

“Let me express our appreciation to Ergon for its support of the Partnership through the acquisition of the three terminals as well as its participation with Kingfisher Midstream in the Cimarron Express joint venture. The project to construct the new 16-inch diameter, 65-mile crude oil pipeline from northeastern Kingfisher County, Oklahoma to BKEP’s Cushing, Oklahoma crude oil terminal is progressing well with startup expected in mid-2019. We also appreciate our lenders agreeing to amend our credit facility to provide additional near-term flexibility and an avenue to purchase Ergon’s interest in the Cimarron Express joint venture.”

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit facility, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	10.4 million barrels of liquid asphalt storage located at 56 terminals in 26 states;

•	6.9 million barrels of above-ground crude oil storage capacity, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	655 miles of crude oil pipeline located primarily in Oklahoma; and

•	65 crude oil transportation vehicles deployed in Kansas, Oklahoma and Texas.

BKEP provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP:
Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900